Exhibit 10.1

AMENDMENT TO NAVISTAR INTERNATIONAL CORPORATION
AMENDED AND RESTATED EMPLOYMENT AND SERVICES AGREEMENT

This Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 22, 2016) (this "Amendment") is entered into on April 16, 2018 (the "Amendment Effective Date") by and among Navistar International Corporation, a Delaware corporation (the "Company"), its principal operating subsidiary, Navistar, Inc., a Delaware corporation ("NAVISTAR, INC."), and Troy A. Clarke ("Executive") (each a "Party" and collectively, the "Parties").

RECITALS:

A.    On April 22, 2016, the Company, Navistar and Executive entered into that certain Navistar International Corporation Amended and Restated Employment and Services Agreement (the "Agreement') wherein Executive agreed to continue to serve as Chief Executive Officer and President ("CEO") of the Company and the Company and Navistar, Inc. agreed to provide compensation and benefits, among other things, to Executive for such service.

B.    The term of the Agreement will expire on April 22, 2018, and the Parties desire to extend and amend the Agreement in accordance with, and subject to the terms of, this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment. The Agreement is amended as of the Amendment Effective Date as follows:

(a)    Paragraph 1(a) is amended to extend the Services Term of the Agreement by one calendar year by replacing the phrase "… shall end on the second anniversary of the Effective Date …" in the first sentence of Paragraph 1(a) with "… shall end on the third anniversary of the Effective Date …", such that the Services Term will expire on April 22, 2019.

(b)    Paragraph 3(a) is amended by replacing the phrase "… the Company will pay Executive an annual salary of $1,000,000 as compensation for his services to the Company ..." to "… the Company will pay Executive an annual salary of $1,050,000 as compensation for his services to the Company …"

(c)    Paragraph 3(b) is amended in its entirety to read as follows:

(b)    Annual Incentive. Executive will continue to participate in the Company's Annual Incentive Plan for each fiscal year ending during the Services Term and be eligible to earn an annual incentive bonus based upon the attainment of performance goals established by the Board. Executive's target annual incentive for each fiscal year will be 125% of Executive's Base Salary during such fiscal year, based upon Board-specified levels of performance goals being achieved (the "Target Annual Incentive"). Executive's maximum annual incentive bonus for each fiscal year will be two times Executive's Target Annual Incentive for such fiscal year. The annual incentive bonus will be subject to the terms and conditions of the Company's Annual Incentive Plan or other annual incentive program, on the same terms and conditions that apply to other senior executives generally; provided, however, that with respect to the fiscal year during which Executive's Services Term ends (i.e., 2019), notwithstanding anything contained in the Company's Annual Incentive Plan or this Agreement or otherwise to the contrary, Executive shall be entitled to a Pro Rata portion of his Actual Annual Incentive (both terms "Pro Rata" and "Actual Annual Incentive" having the same meaning as set forth in Paragraph 6(b)(iii) below) for the year in question, which shall be paid to Executive in a lump sum as provided in Paragraph 6(b)(iii) for a Pro Rata Bonus, regardless of whether or not he is employed by the Company on the payment date."

(d)    Paragraph 3(c) shall be amended by designating the existing paragraph as subparagraph "(i)" and by adding the following new subparagraphs (ii), (iii) and (iv) to read as follows:

"(ii) For the 2018 fiscal year, Executive will be granted long-term incentive awards on the Amendment Effective Date, in the form of (x) 20% in stock options, (y) 30% in an award of stock-settled restricted stock units and (z) 50% in a performance-based cash unit award, with a total target amount of $5,500,000 in each case subject to the terms and conditions of the Company's 2013 Performance Incentive Plan, as amended (or any successor plan) and applicable award agreements in the form that applies to other senior executives'

2018 long-term incentive awards generally (including with respect to performance goals), and the specific terms and conditions contained in Executive's 2018 long-term incentive award.

(iii) For purposes of subparagraph (ii) above, Executive's long-term incentive award for each such fiscal year shall be payable upon his Qualified Retirement and each such award agreement shall include the following definition of "Qualified Retirement": "Qualified Retirement" means with respect to the Executive, a termination from employment with the Company and all of its direct or indirect, wholly owned subsidiaries, including Navistar, Inc., that occurs for any reason (A) after Executive attains age 62 and (B) on or after the date Executive has completed five (5) or more years of continuous service as a full-time employee.

(iv) For purposes of the 2013 Performance Incentive Plan, as amended (or any successor plan) or any award agreement thereunder issued to Executive during the Services Term, any reference to "Executive Severance Agreement" will be deemed to refer to this Agreement, as amended."

(e)    Paragraph 6(a) is amended in its entirety to read as follows:

"(a)    In the event Executive's employment and service with the Company terminates for any reason, including due to Executive's death or disability (such date of termination of employment and service, the "Date of Termination"), Executive will be entitled to (i) unpaid Base Salary accrued up to the Date of Termination, (ii) any unpaid, but earned, annual incentive for any completed fiscal year as of the Date of Termination, (iii) the Pro Rata portion of his Actual Annual Incentive for the fiscal year in which his Date of Termination occurs, determined by and paid to Executive, as provided in Paragraph 3(b), (iv) pay for accrued but unused vacation, (v) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), and (vi) reimbursement for any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy (collectively, the "Accrued Obligations"). Amounts due to Executive under clauses (i), (ii), (iv), and (vi) shall be paid to Executive in a single lump sum within thirty (30) days after his Date of Termination."

(f)    Paragraph 6(d) of the Agreement shall be re-designated as Paragraph 6(e) and a new Paragraph 6(d) shall be inserted immediately after Paragraph 6(c) to read as follows:

"(d) In the event of a Change in Control and Executive's employment is not terminated either by the Company without Cause, or by Executive due to Constructive Termination as provided in Paragraph 6(c), clause (i) or (ii) above, Executive, upon request, will provide assistance to the Company by participating in the transition of management resulting from such Change in Control. The duration of Executive's assistance will not exceed the extended Services Term (i.e., April 22, 2019)."

(g)    Paragraph 6(f) is added to the Agreement as follows:

"Following the expiration of the Term of this Agreement, Executive agrees to serve as Executive Chairman of the Board and/or as a senior advisor to the Company for a period of not less than one year. As consideration for Executive’s agreement to serve in such capacities, his compensation will be equal to the cash equivalent of the non-employee director cash and equity retainer and, for the avoidance of doubt, Executive shall continue to vest in any unvested equity awards and performance cash incentives outstanding on the date of his retirement as CEO through the date of his service as Executive Chairman of the Board or as a senior advisor. In the event the Board of Directors chooses not to elect Executive as Executive Chairman of the Board or appoint him as a senior advisor to the Company following his retirement as CEO, or at the conclusion of his service as Executive Chairman of the Board or as a senior advisor to the Company, all unvested equity and cash performance incentives will continue to vest, subject to non-compete and non-solicit covenants.”

(h)    Paragraph 20 is amended in its entirety to read as follows:

"20.    Legal Fees. The Company will pay the legal fees, up to a maximum of $10,000, incurred by Executive in connection with the negotiation and execution of any amendment to this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by Executive's counsel."

2.    Miscellaneous.

(a)    Except as specifically modified in this Amendment, the Agreement shall continue in full force and effect and the Agreement, as amended by this Amendment, is hereby ratified, confirmed and approved.

(b)    This Amendment will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Illinois or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

(c)    This Amendment is binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns under the Agreement.

(d)    All capitalized terms not defined in this Amendment shall have the same meaning ascribed to those terms in the Agreement, or, in the case of the term "Qualified Retirement", in the 2018 and/or 2019 long-term incentive award provided to Executive.
(e)    In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern and control.

(f)    This Amendment may be executed in counterparts (including via facsimile or the electronic exchange of portable document format [PDF] copies), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(g)    The Recitals are by this reference incorporated herein and made a part of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company and NAVISTAR, INC., by a duly authorized officer, on the 16th day of April, 2018.

NAVISTAR INTERNATIONAL CORPORATION

/s/ Curt A. Kramer
By: Curt A. Kramer
Its: Senior Vice President and General Counsel

NAVISTAR, INC.

/s/ Curt A. Kramer
By: Curt A. Kramer
Its: Senior Vice President and General Counsel

EXECUTIVE

/s/ Troy A. Clarke
Troy A. Clarke